                                                                    Exhibit 99.3


Selected Financial Data.

     The following selected consolidated statements of income for the years ended December 31, 1998, 1997 and 1996 and the balance sheet data as of December 31, 1998 and 1997 are derived from the audited supplemental consolidated financial statements of the Company. The consolidated statements of income for the years ended December 31, 1995 and 1994 and the three months ended March 31, 1999 and 1998 are derived from unaudited consolidated financial statements. The balance sheet data as of December 31, 1996, 1995 and 1994 and March 31, 1999 and 1998 is derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. The data set forth below should be read in conjunction with the Supplemental Consolidated Financial Statements and Notes thereto and other financial information included elsewhere in this Form 8-K/A.

                                                                         -------------------------------------------
                                                                                Fiscal Year Ended December 31,
                                                                         -------------------------------------------
                                                                    1998        1997           1996       1995        1994
                                                                 ----------  ----------      -------    ---------  -----------
                                                                                          (in thousands, except per share data)
Consolidated Statements of Income:
  Revenues..................................................     $ 140,868    $178,775       $150,288     $112,602    $ 68,440
  Cost of revenues..........................................        73,515      85,352         71,839       54,405      35,203
                                                                 -----------------------------------------------------------------
  Gross profit..............................................        67,353      93,423         78,449       58,197      33,237
  Operating expenses:
    Research and development................................        14,949      13,658         12,314        7,892       4,755
    Selling, general and administrative.....................        45,107      54,632         46,864       36,454      21,472
    Non-recurring expenses..................................         2,102 (1)   9,000 (2)      2,000 (3)        -           -
                                                                 -----------------------------------------------------------------
      Total operating expenses..............................        62,158      77,290         61,178       44,346      26,227
                                                                 -----------------------------------------------------------------
  Operating income..........................................         5,195      16,133         17,271       13,851       7,010
  Interest income (expense), net............................         2,309        (979)          (323)        (277)       (617)
  Other income (expense), net...............................           495         300            210         (476)      3,809
                                                                 -----------------------------------------------------------------
  Income before income taxes and minority interest..........         7,999      15,454         17,158       13,098      10,202
  Income taxes..............................................         3,447       8,295          4,568        4,849       2,814
                                                                 -----------------------------------------------------------------
  Income before minority interest...........................         4,552       7,159         12,590        8,249       7,388
  Minority interest.........................................          (111)         (2)           151           10          12
                                                                 -----------------------------------------------------------------
  Net income................................................     $   4,441    $  7,157       $ 12,741 (4) $  8,259    $  7,400 (5)
                                                                 =================================================================
  Net income per share--assuming dilution...................     $    0.17    $   0.30       $   0.54 (4) $   0.37    $   0.34 (5)
                                                                 =================================================================
  Weighted average shares outstanding--assuming
   dilution.................................................        25,798      24,035         23,768       22,501      22,011

                                                               Three Months Ended March
                                                               -------------------------
                                                                           31,
                                                                          ---
                                                                   1999            1998
                                                                  -------       --------
Consolidated Statements of Income:
  Revenues..................................................      $32,564       $ 46,636
  Cost of revenues..........................................       16,221         21,266
                                                                  ----------------------
  Gross profit..............................................       16,343         25,370
  Operating expenses:
    Research and development................................        3,595          3,617
    Selling, general and administrative.....................       10,455         13,359
    Non-recurring expenses..................................            -              -
                                                                  ----------------------
      Total operating expenses..............................       14,050         16,976
                                                                  ----------------------
  Operating income..........................................        2,293          8,394
  Interest income (expense), net............................          788              5
  Other income (expense), net...............................           57            126
                                                                  ----------------------
  Income before income taxes and minority interest..........        3,138          8,525
  Income taxes..............................................        1,196          3,034
                                                                  ----------------------
  Income before minority interest...........................        1,942          5,491
  Minority interest.........................................            1            (55)
                                                                  ----------------------
  Net income................................................      $ 1,943       $  5,436
                                                                  ======================
  Net income per share--assuming dilution...................      $  0.07       $   0.22
                                                                  ======================
  Weighted average shares outstanding--assuming
   dilution.................................................       26,873         24,783


                                                                                December 31,                             March 31,
                                                                         --------------------------                      ---------
                                                           1998           1997         1996      1995          1994          1999
                                                         ---------      --------   --------    ---------     -------       --------
                                                                                       (in thousands)
Consolidated Balance Sheet Data:
  Cash, cash equivalents and marketable securities.      $  85,679    $   32,583   $ 35,743    $  38,220     $18,920       $ 85,387
  Working capital..................................         99,998        47,470     37,597       34,907      19,892        101,805
  Total assets.....................................        188,194       137,768    121,515      102,644      54,880        189,244
  Long-term debt, less current portion.............          8,856        16,092     17,920       11,978       7,906          6,940
  Minority interest................................            846           595        545          535           6            845
  Total stockholders' equity.......................        146,562        78,189     60,121       49,568      25,866        149,029


(1) Represents a one-time charge of $1.7 million accrued in connection with costs incurred in completing the NOW acquisition and a $0.4 million charge relating to a restructuring charge primarily for severance at ATMI's EcoSys division.

(2) Represents a one-time charge of $9.0 million accrued in connection with costs incurred in investigating, analyzing and completing the ADCS Group and LSL acquisitions.

(3) Represents a one-time charge of $2.0 million ($1.2 million, net of taxes) accrued in connection with patent litigation involving LSL, which resulted in a settlement payment in May 1997.

(4) Net income and net income per share--assuming dilution in 1996 include the effect of the ADCS Group's treatment as an S-Corporation for a portion of the year. If the ADCS Group had been taxed as a C-Corporation for all of 1996, the Company's net income and net income per share--assuming dilution would have been approximately $11.3 million and $0.47, respectively, for the year ended December 31, 1996.

(5) Net income and net income per share--assuming dilution in 1994 include a non-recurring gain of approximately $3.6 million, or $0.16 per share-- assuming dilution, related to the restructuring of a joint venture and costs incurred in the acquisition of The Vector Technical Group, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations.

  Overview

  ATMI, Inc. is a leading supplier of thin film materials, equipment, and services used worldwide in the manufacture of semiconductor devices. The Company targets high growth consumable and equipment markets within the semiconductor industry with proprietary and patented products. The Company currently provides:
(i) a broad range of ultrahigh-purity thin film materials and related delivery systems; (ii) a full line of point-of-use semiconductor environmental equipment and services; and (iii) specialty epitaxial thin film deposition services. Over the last four years, the Company has achieved a leadership position in each of its target markets by providing a more complete line of products than its competitors. ATMI's strategy is to continue its growth through product line expansion in each of its existing markets and to leverage its core technology to create new high growth businesses. The Company has grown in recent years through strategic acquisitions in its target markets. Management's Discussion and Analysis of Financial Condition and Results of Operations give retroactive effect to the acquisitions of ACSI, Delatech, and TeloSense which have been accounted for using the pooling of interests method.

  ATMI has capitalized on the growth of the semiconductor industry by providing leading edge products and services in each of its target markets. The Company has recently organized its operations along two business segments--ATMI Materials and ATMI Technologies.

  ATMI's Materials segment consists of the ADCS, NovaSource, ACSI and NOW divisions. ADCS develops and markets ultrahigh-purity thin film materials and proprietary delivery systems. NovaSource develops and markets SDS, which stores dangerous gases as solids in cylinders, providing increased safety and substantially greater operating efficiencies. ACSI manufactures and markets specialty materials used in photolithography and chemical mechanical processing steps in semiconductor manufacturing. NOW manufactures high performance containers and dispensing systems for advanced purity chemicals used in the manufacture of microelectronics. The Materials segment contributed approximately 47% of consolidated revenues in 1998.

  ATMI's Technologies segment consists of the EcoSys, Epitronics, Emosyn, and Ventures divisions. The Company believes EcoSys, particularly after the May 1999 acquisitions of Delatech and TeloSense, is the only provider of point-of-use environmental equipment offering all of the key technologies for semiconductor effluent abatement and monitoring. The Company's Epitronics division is a world leader in specialty epitaxial services, providing high-quality processing of silicon and next-generation III-V and wide bandgap wafers. The Company's Emosyn division is bringing to market a new generation of semiconductor devices, initially targeted at the high growth market for smart card integrated circuits. ATMI participates in United States government-funded research and development contracts through its Ventures division. The Technologies business contributed approximately 53% of consolidated revenues in 1998.

Results of Operations

  The following table sets forth, for the periods indicated, certain items from the Company's consolidated statements of income expressed as a percentage of total revenues:

                                                                            Percentage of  Total Revenues
                                                      ----------------------------------------------------------------------
                                                            Fiscal Year Ended December 31,         Quarter Ended March 31,
                                                      ------------------------------------------  --------------------------
                                                          1998           1997           1996          1999          1998
                                                      -------------  -------------  ------------  ------------  ------------
Revenues..............................................       100.0          100.0         100.0         100.0         100.0
Cost of revenues......................................        52.2           47.7          47.8          49.8          45.6
                                                             -----          -----         -----         -----         -----
Gross profit..........................................        47.8           52.3          52.2          50.2          54.4
Operating expenses:
 Research and development.............................        10.6            7.6           8.2          11.0           7.8
 Selling, general and administrative..................        32.0           30.5          31.2          32.1          28.6
 Non-recurring expenses...............................         1.5            5.0           1.3           0.0           0.0
                                                             -----          -----         -----         -----         -----
  Total operating expenses............................        44.1           43.1          40.7          43.1          36.4
                                                             -----          -----         -----         -----         -----
Operating income......................................         3.7            9.2          11.5           7.1          18.0
Interest income (expense), net........................         1.6           (0.5)         (0.2)          2.4           0.0
Other income, net.....................................         0.4            0.2           0.1           0.3           0.3
                                                             -----          -----         -----         -----         -----
Income before income taxes and minority interest......         5.7            8.9          11.4           9.8          18.3
Income taxes..........................................         2.4            4.6           3.0           3.7           6.5
                                                             -----          -----         -----         -----         -----
Income before minority interest.......................         3.3            4.3           8.4           6.1          11.8
Minority interest.....................................        (0.1)           0.0           0.1           0.0          (0.1)
                                                             -----          -----         -----         -----         -----
Net income............................................         3.2%           4.3%          8.5%          6.1%         11.7%
                                                             =====          =====         =====         =====         =====

  Comparison of Three Months Ended March 31, 1999 and 1998

  Revenues. Revenues decreased 30.2% to $32.6 million in the three months ended March 31, 1999 from $46.6 million in the same three month period in 1998. The revenue decline was primarily attributable to the significant effect the downturn in the semiconductor capital equipment cycle had on the Company's product sales, particularly the environmental equipment products from Ecosys (including recently acquired Delatech), beginning in the second quarter of 1998.

  Gross Profit. Gross profit decreased 35.6% to $16.3 million in the quarter ended March 31, 1999 from $25.4 million in the quarter ended March 31, 1998. Gross margin decreased to 50.2% of revenues in the three month period in 1999 from 54.4% of revenues in the three month period in 1998. This decrease was primarily a result of a sizable decline in environmental equipment revenues and less efficient fixed cost absorption attendant to the decrease in revenues within the Epitronics business, when comparing the first quarter of 1999 with the first quarter of 1998.

  Research and Development Expenses. Research and development expenses were $3.6 million in the first three months of 1999 and the first three months of 1998. Increased efforts to extend SDS technology beyond ion implant applications into CVD, etch, and bulk gas delivery, and continued product development activities within the Emosyn business were offset be reduced R&D spending within Ecosys, forced by the industry downturn. As a percentage of revenues, research and development expenses increased to 11.0% in the 1999 quarter from 7.8% in the 1998 quarter.

  Selling, General and Administrative Expenses. Despite incurring expenses related to the beginning phases of an implementation of an enterprise resource planning system ("ERP") for the Company, selling, general and administrative expenses decreased 21.7% to $10.5 million in the three months ended March 31, 1999 from $13.4 million in the same three month period in 1998. The substantial decline was a result of reduced variable selling expenses tied to reduced revenues, and a decline in compensation paid to members of management of the Delatech, ACSI and TeloSense businesses due to weaker operating performance in 1998. As a percentage of revenues, these expenses increased to 32.1% in the three month period in 1999 from 28.6% in the comparable period in 1998.

  Other Income, Net. Other income, including interest income and expense increased to $845,000 in the quarter ended March 31, 1999 from $131,000 in the quarter ended March 31, 1998. The increase in the 1999 quarter was a direct result of the increased cash and marketable securities that resulted from the Company's public offering at the end of the first quarter of 1998.

  Income Taxes. ATMI's income tax expense related primarily to federal and state taxes on income generated, partially offset by various foreign and research and development credits available. Income tax expense in the quarter ended March 31, 1999 was $1.2 million, down from $3.0 million in the same quarter in 1998. The Company's effective income tax rate increased to 38.1% in the first quarter of 1999 from 35.6% in the first quarter of 1998. The increase was a result of a shift in apportionment of state income and a decrease in available tax credits.

  Earnings per Share. Earnings per share-assuming dilution decreased to $0.07 for the first quarter of 1999 compared with a $0.22 earnings per share-assuming dilution in the first quarter of 1998. Weighted average shares outstanding for the first quarter of 1999 were approximately 26.9 million compared to approximately 24.8 million for the first quarter of 1998. The significant increase reflected the Company's public offering at the end of the first quarter of 1998.


Comparison of Fiscal Years Ended December 31, 1998, 1997, and 1996

  Revenues. Revenues decreased 21.2% to $140.9 million in 1998 from $178.8 million in 1997, following an increase of 19.0% in 1997 from $150.3 million in 1996. Soft market conditions in 1998, evidenced by a decline in semiconductor unit demand in the second and third quarters of 1998 and a significant reduction in semiconductor equipment spending during most of 1998, were the primary causes of the revenue decline when comparing 1998 with 1997. The growth in revenues from 1996 to 1997 was driven primarily by a substantial increase in SDS product sales, increased market penetration particularly within the environmental equipment and specialty materials product lines, and healthy overall growth in the semiconductor industry in 1997.

   Gross Profit. Gross profit decreased 27.9% to $67.4 million in 1998 from $93.4 million in 1997. Gross margin decreased to 47.8% of revenues in 1998 from 52.3% of revenues in 1997, primarily as a result of less efficient fixed cost absorption attendant to the decrease in revenues experienced in 1998, particularly within the EcoSys, Epitronics and NOW businesses. Volume declines within the ACSI business, driven by the softening semiconductor industry conditions, also contributed to the reduction in gross margins in 1998.

  Gross profit increased 19.1% to $93.4 million in 1997 from $78.5 million in 1996. Gross margin increased slightly to 52.3% of revenues in 1997 from 52.2% of revenues in 1996. The revenue growth and product mix shift in the Ecosys business in 1997 generated higher margins that were offset by lower margins in the silicon epi business because of the relocation of manufacturing equipment during the first half of 1997 and duplicate facility costs during that period. Additionally, margin increases were offset by lower selling prices to end-user customers of ADCS and the fact that the SDS revenue stream was a smaller but higher margin royalty stream in 1996.

  Research and Development Expenses. Research and development expenses increased 9.5% to $14.9 million in 1998 from $13.7 million in 1997, and increased 10.9% in 1997 from $12.3 million in 1996. The 1998 increase was primarily due to the development efforts to extend the SDS technology beyond ion implant applications into CVD, etch and bulk gas delivery, development of new chemical mechanical polishing ("CMP") materials within ACSI, and product development activities within the Company's Emosyn division. The 1997 increase was primarily due to increased staffing for several development efforts related to the Company's advanced thin film technology and applications, including CMP. Research and development expenses as a percentage of revenues increased to 10.6% in 1998, compared with 7.6% in 1997, which was a decrease from 8.2% in 1996.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased 17.4% to $45.1 million in 1998 from $54.6 million in 1997, and increased 16.6% in 1997 from $46.9 million in 1996. The 1998 decrease was primarily due to a significant reduction in compensation paid to members of management of the Delatech, ACSI and TeloSense businesses due to weaker operating performance in 1998, a decrease in executive compensation, and a reduction of administrative costs resulting from reductions in personnel, and decreased commissions on lower product revenues. ATMI's variable selling costs grew in 1997 in line with the Company's revenue growth from 1996 levels. ATMI also added administrative staff in 1997 as compared to 1996 to support revenue growth and incurred increased costs related to the businesses acquired in 1997. Selling, general and administrative expenses as a percentage of revenues increased to 32.0% in 1998, compared with 30.5% in 1997 and 31.2% in 1996.

  Non-Recurring Expenses. The 1998 and 1997 operating results included a one-time, non-recurring charge of $1.7 million and $9.0 million, respectively, related to the costs incurred in completing the NOW acquisition in 1998 and the ADCS Group and LSL acquisitions in 1997. The 1996 operating results included a one-time charge of $2.0 million in connection with patent litigation involving LSL, which resulted in a settlement payment in May 1997. Additionally, in the third quarter of 1998 the Company recorded approximately $400,000 of non-recurring charges related to workforce reductions in the EcoSys business, which was recorded in non-recurring charges and an increase of approximately $900,000 in general business reserves, deemed necessary by the weakness in the semiconductor industry in 1998, which was recorded in cost of sales, selling, general and administrative expenses.

  Interest Income (Expense), Net. Interest income increased 149% to $4.0 million in 1998 from $1.6 million in 1997, and decreased 7.8% in 1997 from $1.7 million in 1996. The 1998 increase in interest income was a direct result of the increased cash and marketable securities that resulted from the Company's public offering in the first quarter of 1998. The decrease in interest income in 1997 was due to lower levels of cash on hand from the acquisition cost of ADCS and LSL in the fourth quarter of 1997. Interest expense decreased 35.5% to $1.7 million in 1998 from $2.6 million in 1997, and increased 25.5% in 1997 from $2.0 million in 1996. The 1998 decrease was due to a conversion of outstanding debt at ACSI into equity in late 1997 and lower overall debt balances outstanding during 1998, as capital lease lines were paid down and certain high-interest rate debt was retired. Interest expense was higher in 1997 than 1996, due primarily to increased borrowings under capital lease lines and increased bank borrowings by ACSI.

  Income Taxes. Income tax expense decreased 58.4% to $3.4 million in 1998 from $8.3 million in 1997, and increased 81.6% in 1997 from $4.6 million in 1996. The effective income tax rate decreased to 43.1% in 1998 from 53.7% in 1997 and increased from 26.6% in 1996. ATMI's income tax expense related primarily to United States federal and state taxes liabilities, which was partially offset by various foreign sales corporation benefits and research and development credits. The 1998 effective tax rate of 43.1% was higher than statutory rates because no tax benefit was taken for the non-recurring charge of $1.7 million related to the NOW acquisition and no tax benefit was recognized for operating losses sustained by ACSI in 1998. The significant increase in 1997 to a level above statutory rates was due in part to the 1997 operating results including the $9.0 million non-recurring charge related to the ADCS Group and LSL acquisitions for which no tax benefit was taken. The 1996 effective rate is below statutory rates because ADCS, prior to acquisition, was an S-corporation for a portion of the 1996 tax year.

  Minority Interest. Minority interest represents the 30% interest held by K.C. Tech Co., Ltd. ("K.C. Tech") in the operations of ADCS-Korea a South Korean chusik hoesa, which is a joint venture established to manufacture, sell and distribute chemicals to the semiconductor and related industries in South Korea.

   Earnings Per Share. Earnings per share, on a diluted basis, decreased to $0.17 per share in 1998 from $0.30 in 1997, which had declined from $0.54 per share in 1996. However, after adjusting earnings to exclude the non-recurring and one-time charges recognized in 1998, 1997 and 1996, and to adjust 1996 earnings on a pro forma basis to treat the ADCS Group as a C-Corporation for all of 1996, earnings per share, on a diluted basis, decreased 62.7% to $0.25 per share in 1998 from $0.67 per share in 1997, and increased 19.6% in 1997 from $0.56 per share in 1996.

Segment Data

  During 1998, the Company adopted FASB Statement No. 131 Disclosure About Segments of an Enterprise and Related Information. ATMI has two segments- ATMI Materials and ATMI Technologies. ATMI Materials, which consists of the ADCS, NovaSource, ACSI and NOW divisions, develops and markets ultrahigh purity thin film materials and proprietary delivery systems. ATMI Technologies consists of the EcoSys, Epitronics, Emosyn and Venture divisions. EcoSys is a provider of point-of-use environmental equipment offering all of the key technologies for semiconductor effluent abatement. Epitronics is involved in specialty epitaxial services, providing high quality processing of silicon and next-generation III-V and wide bandgap-wafers. Emosyn is bringing to market a new generation of semiconductor devices, initially targeted at the high growth market for smart card integrated circuits. ATMI participates in United States government funded research and development contracts through its Ventures division. The Company has a corporate headquarters, which is not a separate operating unit. Activity of the corporate headquarters has been classified in Corporate listed below.
The reportable segments are each managed separately because they manufacture and distribute distinct products with different production processes.

  The Company evaluates performance and allocates resources based on operating profit or loss, not including interest and other income or expense and income taxes. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in ATMI's Consolidated Financial Statements. Intercompany sales are not material among segments or operating divisions. The general corporate assets include primarily cash and marketable securities, goodwill and other long-lived assets of the Company.

The following tables provide reported results for each of these segments:

                                          Year Ended December 31,             Quarter Ended March 31,
                                -------------------------------------------  --------------------------
Revenues                            1998           1997           1996           1999          1998
--------                        -------------  -------------  -------------  ------------  ------------
ATMI Materials................   $ 66,681,000   $ 78,757,000   $ 57,833,000   $17,884,000   $19,462,000
ATMI Technologies.............     74,187,000    100,018,000     92,455,000    14,680,000    27,174,000
                                -----------------------------------------------------------------------
Consolidated Revenues            $140,868,000   $178,775,000   $150,288,000   $32,564,000   $46,636,000
                                =======================================================================

                                          Year Ended December 31,             Quarter Ended March 31,
                                -------------------------------------------  -------------------------
Operating Income (Loss)             1998           1997           1996           1999          1998
-----------------------         -------------  -------------  -------------  ------------  -----------
ATMI Materials.................  $11,710,000    $17,917,000    $10,021,000    $3,905,000    $4,403,000
ATMI Technologies..............   (2,524,000)     8,573,000      9,870,000      (686,000)    4,462,000
Non-recurring charges..........   (2,102,000)    (9,000,000)    (2,000,000)            -             -
Corporate......................   (1,889,000)    (1,357,000)      (620,000)     (926,000)     (471,000)
                                ----------------------------------------------------------------------
Consolidated Operating
Income                           $ 5,195,000    $16,133,000    $17,271,000    $2,293,000    $8,394,000
                                ======================================================================


Identifiable Assets                                      December 31,                       March 31,
-------------------                          ------------------------------------          ------------
                                                 1998                    1997                  1999
                                             ------------            ------------          ------------
ATMI Materials............................   $ 39,534,000            $ 34,832,000          $ 41,783,000
ATMI Technologies.........................     61,037,000              67,679,000            61,246,000
General Corporate Assets..................     87,623,000              35,257,000            86,215,000
                                             ----------------------------------------------------------
Total Consolidated Assets                    $188,194,000            $137,768,000          $189,244,000
                                             ==========================================================

                                         Year Ended December 31,             Quarter Ended March 31,
                                ------------------------------------------  --------------------------
Consolidated Net Income             1998          1997           1996           1999          1998
-----------------------         ------------  -------------  -------------  ------------  ------------
Operating Income from
 reportable segments.........   $ 5,195,000    $16,133,000    $17,271,000   $ 2,293,000   $ 8,394,000
Other Profit or (Loss).......     2,693,000       (681,000)        38,000       846,000        76,000
Income Taxes (Provision).....    (3,447,000)    (8,295,000)    (4,568,000)   (1,196,000)   (3,034,000)
                                ---------------------------------------------------------------------
Consolidated Net Income         $ 4,441,000    $ 7,157,000    $12,741,000   $ 1,943,000   $ 5,436,000
                                =====================================================================


Business Segments Results

ATMI Materials

  Revenues in the Materials segment for the three months ended March 31, 1999 declined 8.1% from first quarter of 1998 levels. In 1998, revenues in this segment declined 15.3% from 1997 levels, which had increased 36.2% from 1996 levels. A decline in semiconductor unit demand during the second and third quarters of 1998 slowed sales of many of ATMI Materials' product offerings. Although, during the fourth quarter of 1998, semiconductor unit demand began to rebound and caused sequential revenue growth in the Materials segment into the first quarter of 1999, the Materials segment is still slightly below first quarter 1998 levels. The 1997 Materials sequential revenue growth was spurred by stronger industry conditions and increased market penetration, particularly related to the SDS and NOW product lines.

  Operating income in the Materials segment declined 11.3% for the three months ended March 31, 1999 from the same period in 1998. The revenue decline in 1999 reduced operating income within the segment. Additionally, increased sales and marketing efforts combined with increased research and development spending for SDS technology beyond ion implant applications, led to lower levels of operating income in the first quarter of 1999 as compared to the same period in 1998. Operating income,

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

as a percentage of revenues, was 21.8% and 22.6% for the three months ended March 31, 1999 and 1998, respectively.

  Operating income in the Materials segment declined 34.6% in fiscal 1998 from 1997 levels, which had increased 78.8% from 1996 levels. The revenue decline in 1998 reduced gross margins within the segment and, combined with an increase in R&D spending, drove the operating income decline. Alternatively, the revenue growth in 1997 when compared to 1996 increased gross margins and generated higher operating profitability. Operating income, as a percentage of revenues, was 17.6%, 22.7% and 17.3% for 1998, 1997 and 1996, respectively.

ATMI Technologies

  Revenues in the Technologies segment in the first quarter of 1999 declined 46.0% from first quarter 1998 levels. Overall revenues in the Technologies segment in 1998 declined 25.8% from 1997 levels, which had increased 8.2% from 1996 levels. Semiconductor manufacturing capacity expansion came to a virtual standstill during 1998, which caused a significant decline in revenues within the EcoSys and Epitronics businesses. Although signs of a slow steady recovery have emerged in the first quarter of 1999, utilization of existing manufacturing capacity must increase significantly before substantial capacity expansion occurs and revenues return to 1998 levels.

  Operating income within the Technologies segment declined to a loss of $0.7 million in the first quarter of 1999 compared to operating profit of $4.5 million for the same period in 1998. Operating income within the Technologies segment also declined to a loss of $2.5 million in fiscal 1998 compared to operating profit of $8.6 million in 1997. These losses were attributable to the severe decline in the EcoSys business, reduced Epitronics operating results caused by revenue declines on a relatively fixed cost base, and an increase in research and development efforts focused on the Company's Emosyn business and other new business ventures. In 1997, the increased operating income generated through the growth of the EcoSys and Epitronics businesses was offset by reduced profitability on government contracts and incremental investment in the Emosyn venture.

Corporate

  Corporate expenses increased 96.6% for the three months ended March 31, 1999 compared to the same period in 1998 primarily because of additional general and administrative support. The growth of the Company, driven by acquisitions, required significant additional corporate infrastructure. Additionally, in late 1998, the Company began implementing an ERP system, which has led to an increase in consultant and planning expenses.

  Corporate expenses also increased in 1998 from 1997 and 1996, due to the overall increase in general and administrative support in 1998 and 1997. The corporate expenses increased 39.2% in 1998 from 1997, which had increased 118.9% from 1996 levels.

  Corporate identifiable assets consist primarily of cash and marketable securities.

  Liquidity and Capital Resources

  To date, the Company has financed its activities through the sale of equity, its operations, external research and development funding, and various lease and debt instruments. The Company's working capital increased to $101.8 million at March 31, 1999 from $100.0 million at December 31, 1998 and $47.5 million at December 31, 1997.

  Despite a reduction in profitability in the first quarter of 1999, net cash provided by operations was $2.9 million resulting primarily from improvements in working capital in the first quarter of 1999 as compared to the end of 1998. The improvement in working capital was primarily caused by a decrease in inventory and an increase in other liabilities at March 31, 1999. In 1998, operations provided cash of approximately $12.5 million. The $1.7 million of non-recurring transaction costs, expensed in the third quarter of 1998, reduced the cash generated from operations by approximately $1.1 million, as

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

approximately $0.6 million remained unpaid at December 31, 1998. Net cash generated from operations in 1997 was approximately $5.1 million. Working capital increases needed to support the revenue growth of the Company in 1997, most notably in accounts receivable, inventory, and other assets, resulted in significant uses of cash. The $9.0 million of non-recurring transaction costs, expensed in the fourth quarter of 1997, reduced the cash generated from operations by approximately $7.0 million, as approximately $2.0 million remain unpaid at December 31, 1997. In 1996, ATMI generated net cash from operations of $13.8 million, primarily due to the profitability of operations.

  The Company's investing activities included capital expenditures of $1.7 million, $13.2 million, $7.7 million and $13.4 million in the three months ended March 31, 1999 and the years 1998, 1997 and 1996, respectively. The 1998 expenditures primarily related to installation of additional manufacturing capacity in Danbury, Connecticut, San Jose, California and the Company's two Texas facilities. The 1997 expenditures included both the installation of SDS manufacturing capacity in the Danbury, Connecticut facility and an increase in epitaxial capacity in Epitronics' Arizona facilities. Capital expenditures for 1996 included final construction of Epitronics' manufacturing facility in Mesa, Arizona, as well as manufacturing expansion for EcoSys and ADCS-Korea, and laboratory construction for customer application work for EcoSys.

  Among other investing activities, in 1998, the Company invested approximately $47.9 million raised primarily from the sale of its Common Stock into marketable securities for future working capital requirements and potential merger and acquisition activities. The Company sold $0.8 million in marketable securities, net in 1997, while in 1996, ATMI sold $3.6 million in marketable securities, net and made a $4.0 million payment in connection with the 1995 acquisition of the Guardian Systems product line.

  As of March 31, 1999, ATMI has financed a significant portion of its capital equipment purchases, particularly the silicon epitaxial capacity, through capital leases with approximately $5.6 million of capital lease obligations outstanding. During the first quarter of 1999 and the year 1998, the Company made payments on capital leases of approximately $0.6 million and $2.8 million, respectively. Financial institutions have also provided collateral-based loans for other equipment purchases. In the first quarter of 1999, the Company made $1.8 million of note payments and during 1998, the Company made payments on notes of approximately $6.2 million, with the most significant payment being the retirement of a mortgage on the Mesa, Arizona Epitronics facility. The Company's NOW business has an industrial revenue bond arrangement outstanding in the amount of $2.6 million, which was used for equipment and improvements at its manufacturing facility and corporate office. At March 31, 1999, $15.7 million of loans, bonds and financing remained outstanding. Management believes that its debt service obligations can be adequately satisfied by cash flows from operations.

  ATMI believes its existing cash balances, marketable securities, existing sources of liquidity and anticipated funds from operations will satisfy its projected working capital and other cash requirements through at least the end of 2000. However, ATMI believes the level of financing resources available to it is an important competitive factor in its industry and may seek additional capital prior to the end of that period. Additionally, ATMI considers, on a continuing basis, potential acquisitions of technologies and businesses complementary to its current business. There are no present agreements with respect to any such acquisitions. However, any such transactions may affect ATMI's future capital needs.

  Operations Outside the United States

  For the years ended December 31, 1998, 1997 and 1996, sales outside the United States, including Asia and Europe, accounted for 27.7%, 26.6%, and 31.5%, respectively, of the Company's revenues. The Company anticipates its sales outside the United States will continue to account for significant percentage of its revenues. In addition, the Company has a wholly-owned subsidiary in South Korea that manufactures and markets environmental abatement equipment in South Korea and a joint venture agreement with K.C. Tech pursuant to which it has a 70% interest in ADCS-Korea, a South Korean chusik hoesa, which manufactures, sells and distributes thin film materials to the semiconductor and related industries in South Korea.

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

  Year 2000 Compliance

  ATMI has formed an internal compliance team to evaluate its internal information technology infrastructure and application systems ("IT Systems") and other non-IT infrastructure systems ("Non-IT Systems") to determine whether such systems will operate correctly with regard to the import, export, and processing of date information, including correct handling of leap years, in connection with the change in the calendar year from 1999 to 2000 (the "Year 2000 Issue"), and to evaluate the Year 2000 Issue with respect to the systems of third party partners and suppliers with which the Company has a material relationship ("Third Party Systems").

  ATMI has completed an IT Systems inventory analysis and risk assessment. As previously planned and budgeted, the Company is actively upgrading its core IT Systems to incorporate additional desired features and functionality including Year 2000 compliant operators. ATMI has completed most of these upgrades and will complete those necessary to make the recently acquired businesses Year 2000 compliant by September 30, 1999. In connection with such upgrades, the Company expects its core IT Systems will be Year 2000 compliant. The Company does not expect that any additional costs of addressing the Year 2000 Issue for its IT Systems will have a material adverse impact on the Company's financial position and results of operations or cash flows.

  ATMI has also completed a Non-IT System inventory analysis and risk assessment. As a result of the analysis, no remediation actions were required in order to be Year 2000 compliant. Because ATMI believes the number of Non-IT Systems is relatively small and therefore, does not expect that any additional costs of addressing the Year 2000 Issue for Non-IT Systems will have a material adverse impact on its operations or its financial position, results of operations or cash flows.

  ATMI is in the process of completing a Third Party inventory and risk assessment. ATMI expects to verify Year 2000 compliance of Third Party Systems no later than September 30, 1999. ATMI believes the number of material Third Party Systems is relatively small. However, until Year 2000 compliance of all Third Party Systems is ascertained and written assurances are received, the risk to ATMI's operations and any additional costs relating to such Third Party Systems is unknown. ATMI believes that its most reasonably likely worst-case Year 2000 scenarios would involve Third Party Systems rather than its internal systems. The Company believes that its greatest risks would be the partial or complete shutdown of a critical supplier or strategic partner and its inability to provide critical supplies and services to the Company on a timely basis. A contingency plan addressing potential issues related to Third Party Systems has been developed. The contingency plan consists of ensuring adequate levels of critical supplies used in the Company's manufacturing processes are on hand at the end of year 1999. The Company has also compiled a listing of manufacturers of alternative supply sources for its critical products. In the event a third party supplier is affected by Year 2000 issues the Company is making arrangements with alternative suppliers for its critical raw materials.

     ATMI has tested its products for Year 2000 compliance and has determined that all ATMI products currently available for sale have either successfully passed Year 2000 compliance testing or are not subject to Year 2000 compliance because such products do not import, export, or process date information in any manner.

     For the year ending December 31, 1998, the Company has incurred approximately $600,000 of expense relating to inventory analysis and risk assessment. The funds to cover the cost incurred to date were derived from general operations. The costs primarily relate to desktop compliance and standardization to Year 2000 compliance. These Year 2000 expenditures are within the Company's planned organizational budgets and include the cost of reviewing of key operating systems. The remaining planned expenditures for Year 2000 relate primarily to Third Party System reviews and internal resources working on the Year 2000 issue as well as planned upgrades or planned replacement systems which will have a positive impact on resolving the Year 2000 issue. ATMI expects the cost related to the Third Party Systems compliance to be minimal. As of December 31, 1998, no IT Systems projects have been deferred because of problems associated with the Year 2000 Issue.

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

  Forward-Looking Statements

  The statements contained in this report which are not historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include, without limitation, statements by ATMI regarding financial projections, expectations for demand and sales of new and existing products, market and technology opportunities, business strategies, business opportunities, objectives of management for future operations and semiconductor industry, market segment growth and efforts to achieve Year 2000 compliance. In addition, when used in this report, the words "anticipate," "plan," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements as a result of certain factors including, but not limited to, changes in the pattern of semiconductor industry growth, the markets for or customer interest in the products of ATMI, product and market competition, delays or problems in the development and commercialization of products, technological changes affecting the competencies of ATMI and unanticipated internal and/or third party delays or failures in achieving Year 2000 compliance. The cautionary statements made in this report should be read as being applicable to all related forward-looking statements wherever they appear in this report.

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